Contact:                                            Exhibit 99.1

Jody Kent
Vice President, Communications and Public Affairs
Universal Technical Institute, Inc.
(623) 445-0872

Robert DeVincenzi Appointed to Universal Technical Institute Board

SCOTTSDALE, ARIZ. - April 20, 2017 - Universal Technical Institute (NYSE: UTI) has appointed Robert DeVincenzi as a member of its board of directors.
DeVincenzi has a 35-year career in the technology sector, most recently as president and CEO of Redflex Holdings Limited, a global business focused on road, vehicle, and pedestrian safety products and services. After stepping down as CEO in January 2014, he continues to serve Redflex Holdings as a non-executive member of the board of directors.
In addition, he is a principal partner in Lupine Ventures, a business advisory firm that provides strategic consulting and corporate development advisory services, and has previously consulted with UTI. DeVincenzi also serves as an adjunct professor of Entrepreneurship and Business Ethics at California State University, Monterey Bay.
“Bob is an outstanding business leader and strategist who understands the industry we serve,” said Kim McWaters, Chairman & CEO. “As a consultant, he added great value to our business, and his expertise in sales and marketing will support our work to rebuild our student population. He has experience leading publicly traded companies and is known for tackling tough issues, delivering meaningful results and generating value for investors. We are thrilled to have him join UTI’s board of directors.”
Prior to joining Redflex, DeVincenzi was president and CEO of LaserCard Corporation, a provider of biometric and secure identity products and services. In addition, he was president and chief executive officer of Inkra Networks Inc., a provider of integrated network security products, and of Ignis Optics Inc., a fiber-optic components developer. He served as senior vice president of corporate development for Solectron Inc., a leader in electronics manufacturing services, and also has held senior leadership and sales and marketing roles with industry leaders such as Ditech Communications, Nortel, Compression Labs and AT&T.
DeVincenzi holds a bachelor of science degree in Business Administration from California State University, San Luis Obispo and a master of arts degree in Organizational Leadership from Gonzaga University. He is a certified public company director (ACCD).

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 52-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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